SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2014

Date of Report (Date of earliest event reported)

New Energy Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-127953

(Commission File Number)

59-3509694

(I.R.S. Employer Identification No.)

10632 Little Patuxent Parkway

Suite 406

Columbia, Maryland 21044

(Address of principal executive offices)

(800) 213-0689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Amended Bridge Loan Agreement

On November 10, 2014, New Energy Technologies, Inc. (the “Company”) entered into an Amended Bridge Loan Agreement (the “Amended Loan Agreement”) with Kalen Capital Corporation, a private corporation owning in excess of 10% of the Company’s issued and outstanding shares of common stock (the “Investor”), pursuant to which the Investor agreed to extend the maturity date of the bridge loan in the principal amount of $3,000,000 (the “Loan”) the Investor made pursuant to the terms of a bridge loan agreement entered into between the Investor and the Company on October 7, 2013, which became due and payable on October 6, 2014.

Pursuant to the Amended Loan Agreement, the Company amended the convertible promissory note issued to the Investor to extend the maturity date of the Loan to December 31, 2015 (the “Amended Note”). According to the terms of the Amended Loan Agreement the Investor may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest thereon, into units of the Company’s equity securities (collectively, the “Units”), with each Unit consisting of (a) one share of common stock; and (b) one Series L Stock Purchase Warrant for the purchase of one share of common stock (the “Series L Warrant”). The conversion price for each Unit is the lesser of (i) $1.37; or (ii) 70% of the 20 day average closing price of the Company’s common stock prior to conversion, subject to a floor of $1.00 with the exercise price of each Series L Warrant included in the Units issued upon conversion being equal to sixty percent (60%) of the 20 day average closing price of the Company’s common stock prior to conversion. The Series L Warrant will be exercisable for a period of five years from the date of issuance and may be exercised on a cashless basis.

In order to induce Investor to enter into the Amended Bridge Loan Agreement and extend the maturity date of the Loan, the Company issued a Series J Warrant to purchase 3,110,378 shares of its common stock at an exercise price of $1.12 and a Series K Warrant to purchase 3,110,378 shares of its common stock at an exercise price of $1.20. Each of the Series J Warrant and Series K Warrant is exercisable through November 9, 2019 and contains a provision allowing the Investor to exercise the warrant on a cashless basis as further set forth therein.

The foregoing descriptions of the Amended Note, the Series J Warrant, the Series K Warrant and the Amended Loan Agreement (collectively, the “Loan Documents”) contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Documents filed as Exhibit 4.1, Exhibit 4.2, and Exhibit 10.1 hereto and are incorporated herein by reference.

None of the Amended Note, the Series J Warrant, the Series K Warrant or the common stock that may be issued upon conversion or exercise thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the descriptions set forth under Item 1.01 above with respect to the Amended Note, the Series J Warrant and the Series K Warrant, which is incorporated into this Item 3.02 by reference.

The Amended Note, the Series J Warrant and the Series K Warrant were issued to the Investor in reliance upon exemptions from registration pursuant to, among others, Section 4(a)(2) under the Securities Act and Regulation S promulgated under the Securities Act.

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SECTION 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

In reviewing the agreements included or incorporated by reference as exhibits to this Current Report on Form 8-K, please remember that, while these exhibits constitute public disclosure under the federal securities laws, they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found in the Company’s public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

The following exhibits are furnished as part of this report:

Number	Description

4.1	Amendment to Convertible Promissory Note dated November 10, 2014

4.2	Form of Stock Purchase Warrant

10.1	Amended Bridge Loan Agreement dated November 10, 2014, entered into between New Energy Technologies, Inc. and Kalen Capital Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on November 17, 2014.

New Energy Technologies, Inc.

By:	/s/ John Conklin
Name:	John Conklin
Title:	President and Chief Executive Officer

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